Exhibit 99.I-1(a)(vi)

No. 9336 of 2007

IN THE HIGH COURT OF JUSTICE

CHANCERY DIVISION

COMPANIES COURT

IN THE MATTER OF BBI HOLDINGS PLC

AND IN THE MATTER OF THE COMPANIES ACT 1985

                NOTICE IS HEREBY GIVEN that a Claim Form was on 11.12.07 issued at Her Majesty’s High Court of Justice for the sanction of a scheme of arrangement as between the Company and the holders of its Scheme Shares (as defined in the Scheme of Arrangement) and the confirmation of the reduction of capital contained in the Scheme of Arrangement on terms that the reserve arising on the reduction of capital will be applied in full in paying up new shares under the Scheme of Arrangement.

                AND NOTICE IS FURTHER GIVEN that the said Claim Form is directed to be heard before a Judge of the Chancery Division at the Royal Courts of Justice, Strand, London WC2A 2LL on Friday 8 February 2008.

                ANY Creditor or Shareholder of the said Company desiring to oppose the making of an Order for the sanction of the scheme of arrangement and confirmation of the reduction of share capital should appear at the time of hearing in person or by Counsel for that purpose.

                A copy of the said Claim Form will be furnished by any such person requiring the same by the undermentioned Solicitors on payment of the regulated charge for the same.

                Dated this 28th day of January 2008 Berry Smith LLP, Haywood House, Dumfries Place, Cardiff, CF10 3GA, Solicitors to the Company.